Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2015

2015 First Quarter Highlights and Comparison with 2014 Fourth Quarter

  Net income of $25.6 million, or $0.12 per diluted share, compared to $330.8 million, or $1.56 per diluted share, for the fourth quarter of 2014. Net income for the fourth quarter of 2014 included a $302.9 million tax benefit related to the partial reversal of the deferred tax assets valuation allowance.
  Pre-tax earnings of $33.7 million, compared to $29.5 million for the fourth quarter of 2014.
  Adjusted pre-tax earnings of $22.3 million for the first quarter of 2015, excluding a $13.4 million bargain purchase gain on assets acquired and liabilities assumed from Doral Bank and $2.1 million of related acquisition and conversion costs, compared to adjusted pre-tax earnings of $26.9 million for the fourth quarter of 2014, excluding a $2.5 million prepayment penalty income on a large commercial mortgage loan paid-off.
  Pre-tax, pre-provision income of $55.4 million, compared to $50.7 million for the fourth quarter of 2014.
  Net interest income decreased by $3.5 million to $125.6 million. Net interest income for the fourth quarter of 2014 included the $2.5 million prepayment penalty income on a commercial mortgage loan paid-off.
  Adjusted net interest income, excluding the $2.5 million prepayment penalty income in the fourth quarter of 2014 and fair value adjustments on derivative instruments, decreased by $0.7 million mainly due to the adverse impact of two fewer days in the current quarter. The related net interest margin increased by 9 basis points in the first quarter of 2015 to 4.18% compared to 4.09% in the fourth quarter of 2014 reflecting, among other things, the increase in interest income related to loans acquired from Doral Bank and a reduction in the average cost of funding.
  Provision for loan and lease losses for the quarter increased by $9.1 million to $33.0 million. The increase reflects, among other things, the migration of certain commercial loans to a worse loan classification, higher specific reserves on impaired commercial loans, a reduction in commercial and construction loan loss recoveries and an increase in the general reserve for residential mortgage loans.
  Non-interest income increased by $1.4 million to $19.3 million for the quarter (excluding the $13.4 million bargain purchase gain), primarily due to seasonal contingent commissions received by the insurance agency and $0.7 million in service charges on deposits and other fees related to deposits assumed from Doral Bank, partially offset by a decrease in revenues from the mortgage banking business.
  Non-interest expenses for the quarter decreased by $4.1 million to $89.6 million (excluding non-recurring acquisition and conversion-related costs of $2.1 million), reflecting, among other things, decreases in marketing and other real estate owned (“OREO”) operations losses as well as the elimination of the Puerto Rico’s national gross receipts tax. These decreases were partially offset by an aggregate of approximately $1.8 million of loan servicing and other interim services costs, personnel costs, rental expense and other miscellaneous expenses related to Doral Bank branches acquired.
  Income tax expense of $8.0 million, compared to an income tax benefit of $301.3 million for the fourth quarter of 2014. Excluding the $302.9 million partial reversal of the valuation allowance recorded in the fourth quarter, the income tax expense increased by $6.5 million. Upon the partial reversal of the deferred tax assets valuation allowance in the fourth quarter of 2014, the Corporation is now required to estimate and record a provision for income tax expense for interim periods.

  Credit quality variances:
    Non-performing assets increased by $37.6 million, or 5%, to $754.3 million, primarily attributable to the inflow of the $75.0 million credit facility with the Puerto Rico Electric Power Authority (“PREPA”), a government public corporation. Excluding the $75.0 million PREPA credit facility, non-performing assets decreased by $37.4 million.
    Non-performing loans, including non-performing loans held for sale, increased by $39.6 million to $618.1 million. Excluding the aforementioned PREPA credit facility, total non-performing loans decreased by $35.4 million.
    New non-performing loan inflows amounted to $118.7 million. Excluding the $75.0 million PREPA credit facility, non-performing loan inflows decreased by $20.4 million to $43.7 million, or 32%, compared to inflows of $64.2 million in the fourth quarter of 2014.
  Total capital, common equity Tier 1 capital, Tier 1 capital, and leverage ratios calculated under the transition provisions of Basel III rules of 19.19%, 16.15%, 16.15%, and 12.17%, respectively, as of March 31, 2015. Tangible common equity ratio of 12.33% as of March 31, 2015.
  Non-brokered deposits, excluding government deposits, up $621.5 million to $6.8 billion as of March 31, 2015. Organic deposit growth accounted for $157.9 million of the increase, primarily growth in demand deposits and saving accounts.
  The Doral Bank transaction added $506.9 million in non-brokered deposits as of March 31, 2015, including $43.3 million of government deposits.
  Brokered certificates of deposit decreased by $314.6 million to $2.6 billion as of March 31, 2015. The Corporation utilized a portion of cash received in the Doral Bank transaction to pay off maturing brokered CDs.
  Total loans increased by $227.7 million to $9.6 billion as of March 31, 2015. Commercial and consumer loan portfolios decreased by approximately $97.5 million, while the Doral Bank transaction added approximately $311.5 million in loans as of March 31, 2015, primarily residential mortgage loans.
  Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), of $688.9 million for the first quarter of 2015, compared to $791.8 million for the fourth quarter of 2014, a decrease primarily reflected in the commercial and industrial loan portfolio.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--May 4, 2015--First BanCorp. (the “Corporation”) (NYSE:FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $25.6 million for the first quarter of 2015, or $0.12 per diluted share, compared to $330.8 million, or $1.56 per diluted share, for the fourth quarter of 2014 and $17.1 million, or $0.08 per diluted share, for the first quarter of 2014. Net income for the fourth quarter of 2014 included a $302.9 million tax benefit related to the partial reversal of the deferred tax assets valuation allowance.

Pre-tax earnings of $33.7 million for the first quarter of 2015, compared to $29.5 million for the fourth quarter of 2014 and $18.0 million for the first quarter of 2014. Adjusted pre-tax earnings of $22.3 million for the first quarter of 2015, excluding a $13.4 million bargain purchase gain on assets acquired and liabilities assumed from Doral Bank and $2.1 million of related acquisition and conversion non-recurring costs, compared to adjusted pre-tax earnings of $26.9 million for the fourth quarter of 2014, excluding a $2.5 million prepayment penalty income on a large commercial mortgage loan paid-off.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “This was an exciting and busy quarter for our Company. Our participation in the acquisition of a former competitor, our timely submission of DFAST and the recent news of our Consent Order being lifted by the FDIC bodes well for the future of our franchise. We are pleased with the results for the quarter and the positive impact of our acquisition as we continue penetrating new markets and growing new customers.

"During the first quarter, we expanded our Puerto Rico branch network with the acquisition of 10 branches from a former competitor. The transaction also contributed $321 million in residential mortgage loans and over $500 million of the $672 million growth in non-brokered deposits. Organic core deposit growth was also very strong this quarter. Our core deposit base reached $6.8 billion as of March 31, 2015, solidifying our position as the second largest bank in Puerto Rico. Our loan portfolio grew due to the residential portfolio acquired and we achieved healthy origination and renewal volume of $777 million. Most franchise metrics continue to show positive trends as we reduced expenses, increased non-interest income and increased our pre-tax pre-provision earnings.

"On the asset quality side, we made the decision to move a $75 million credit facility of a public government corporation PREPA to nonaccrual status. Excluding this $75 million adverse migration, our inflows of non-performing loans were lower compared to the fourth quarter. Improving asset quality metrics under a challenging macro environment continues to be our top priority for 2015.

"We expect further contribution to the bottom line as this recent transaction should continue to rationalize pricing within our market and expand our sales channels as we reach new customers with our growing product base. Our Florida franchise continues to show growth opportunities under a positive economic environment, during the quarter we opened our new branch in Miami-Dade’s Doral neighborhood. Despite the continuous political and fiscal headwinds affecting our Island economy, our improved core metrics fueling our growing capital base will allow us to continue improving our risk profile and strengthening our market position across all regions.”

This press release includes certain non-GAAP financial measures, including adjusted pre-tax, pre-provision income, adjusted net interest income and margin, and certain capital ratios and should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

DORAL BANK TRANSACTION

On February 27, 2015, FirstBank acquired 10 Puerto Rico branches of Doral Bank, assumed $522.7 million in deposits related to such branches, acquired approximately $324.8 million in principal balance of loans, primarily residential mortgage loans, acquired $5.5 million of property, plant and equipment and received $217.7 million of cash, through an alliance with other co-bidders on the failed Doral Bank (the “Doral Bank transaction”).

The Corporation accounted for this transaction as a business combination. As a result of the acquisition, FirstBank recorded a $13.4 million bargain purchase gain and a core deposit intangible of $5.8 million. The following table identifies the fair value of assets acquired and liabilities assumed from Doral Bank on February 27, 2015:

Assets/Liabilities (at Fair Value)
(In thousands)

ASSETS

Cash	$217,659
Loans	311,410
Premises and equipment, net	5,450
Core Deposit Intangible	5,820
Total assets acquired	$540,339

LIABILITIES

Deposits	523,517
Other liabilities	3,379
Net assets - Bargain Purchase Gain	$13,443

(1)These fair values estimates are preliminary and subject to adjustment for new information that becomes available related to the fair values as of the acquisition date.

For further detail on the loans and deposits acquired, see the organic growth/loss table provided in the Statement of Financial Condition discussion below.

ADJUSTED PRE-TAX, PRE-PROVISION INCOME TRENDS

Adjusted pre-tax, pre-provision income is a non-GAAP financial measure that management believes is useful in analyzing performance. This metric is earnings adjusted to exclude tax expense, the provision for loan and lease losses, securities gains or losses, fair value adjustments on derivatives measured at fair value and equity in earnings or loss of unconsolidated entity up until the second quarter of 2014 when the value of the investment became zero. In addition, from time to time, earnings are adjusted also for items judged by management to be outside of ordinary banking activities and/or for items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of the Corporation’s performance requires consideration also of results that exclude such amounts (for additional information about this non-GAAP financial measure, see “Adjusted Pre-Tax, Pre-Provision Income” in “Basis of Presentation”).

The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters including adjusted pre-tax, pre-provision income of $55.4 million in the first quarter of 2015, up $4.8 million from the prior quarter:

(Dollars in thousands)	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014

Income before income taxes	$33,678	$29,454	$23,265	$20,949	$17,970
Add: Provision for loan and lease losses	32,970	23,872	26,999	26,744	31,915
Add/Less: Net loss (gain) on investments and impairments	156	172	245	(291)	-

Less: Unrealized gain on derivative instruments	-	(265)	(418)	(262)	(313)
Less: Prepayment penalty collected on a commercial mortgage loan	-	(2,546)	-	-	-
Less: Bargain purchase gain on assets acquired/deposits assumed from Doral Bank	(13,443)	-	-	-	-
Add: Non-recurring expenses related to acquisitions of mortgage loans/assumption of deposits from Doral Bank	2,084	-	659	576	-
Add: Branch consolidations and restructuring expenses	-	-	-	236	718
Add/Less: Equity in loss of unconsolidated entity	-	-	-	670	6,610
Adjusted pre-tax, pre-provision income (1)	$55,445	$50,687	$50,750	$48,622	$56,900

Change from most recent prior quarter-amount	$4,758	$(63)	$2,128	$(8,278)	$9,311
Change from most recent prior quarter-percentage	9.4%	-0.1%	4.4%	-14.5%	19.6%

(1) See "Basis of Presentation" for definition.

The increase in adjusted pre-tax, pre-provision income from the 2014 fourth quarter primarily reflected:

  A $4.1 million decrease in adjusted non-interest expenses of $89.6 million for the first quarter of 2015, as compared to adjusted non-interest expenses of $93.7 million for the fourth quarter of 2014, primarily due to a $1.8 million decrease in business promotion expenses, a $1.5 million decrease in taxes, other than income taxes, related to the elimination of the Puerto Rico’s national gross receipts tax in 2015, a $1.0 million decrease in OREO losses and related operating expenses, a $0.9 million decrease in the FDIC insurance premium expense, and a $0.5 million decrease in occupancy and equipment costs. These variances were partially offset by a $1.8 million increase in employees’ compensation and benefit expenses. See Non-Interest Expenses section below for additional information.

Adjusted non-interest expenses exclude certain costs that were considered non-recurrent such as conversion and consulting fees related to the acquisition of assets and assumption of deposits from Doral Bank in the first quarter of 2015. See Basis of Presentation section below for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure

  A $1.4 million increase in adjusted non-interest income of $19.4 million for the first quarter of 2015, as compared to $18.1 million for the fourth quarter of 2014, mainly due to a $1.5 million increase in revenues from the insurance agency activities reflecting seasonal contingent commissions received by the agency based on the prior year’s production of insurance policies, and a $0.7 million increase attributable to service charges on deposits and other fees associated with deposits assumed from Doral Bank. These variances were partially offset by a $0.9 million decrease in revenues from the mortgage banking business.

Adjusted non-interest income excludes the bargain purchase gain on assets acquired and deposits assumed from Doral Bank and gain or loss on sales of investment securities and other-than-temporary impairment (“OTTI”) on investment securities. See Basis of Presentation section below for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

Partially offset by:

  A $0.7 million decrease in adjusted net interest income, excluding fair value adjustments and a prepayment penalty of $2.5 million collected on a commercial mortgage loan paid off in the fourth quarter of 2014, mainly due to the adverse impact of two fewer days in the current quarter and a decline in the average volume of commercial and consumer loans, partially offset by higher interest income on residential mortgage loans attributable to loans acquired from Doral Bank and a decrease in the overall cost of funding. See Net Interest Income discussion below for additional information.

The $2.5 million contractual prepayment penalty collected in the fourth quarter of 2014 was paid by the borrower to compensate for the economic loss sustained by the Corporation in the early termination of an interest rate swap agreement that provided an economic hedge of the cash flows associated with this loan. Such loss equals the mark-to-market unrealized losses recorded by the Corporation in prior periods for the terminated interest rate swap.

NET INTEREST INCOME

Net interest income excluding fair value adjustments on derivatives (“valuations”) and the $2.5 million prepayment penalty collected on a commercial mortgage loan paid off in the fourth quarter of 2014, and net interest income on a tax-equivalent basis are non-GAAP measures. (See “Basis of Presentation – Net Interest Income, Excluding Valuations and Prepayment Penalty, and on a Tax-Equivalent Basis” below for additional information.) The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations and the aforementioned prepayment penalty, and net interest income on a tax-equivalent basis. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations and the prepayment penalty, and on a tax-equivalent basis.

(Dollars in thousands)
	Quarter Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Net Interest Income
Interest income - GAAP	$152,485	$158,293	$156,662	$158,423	$160,571
Unrealized gain on
derivative instruments	-	(265)	(418)	(262)	(313)
Interest income excluding valuations	152,485	158,028	156,244	158,161	160,258
Prepayment penalty on a commercial mortgage loan tied to an interest rate swap	-	(2,546)	-	-	-
Interest income excluding valuations and a $2.5 million prepayment penalty collected	152,485	155,482	156,244	158,161	160,258
Tax-equivalent adjustment	4,005	3,968	3,995	5,005	5,223
Prepayment penalty collected on a commercial mortgage loan	-	2,546	-	-	-
Interest income on a tax-equivalent basis excluding valuations	156,490	161,996	160,239	163,166	165,481

Interest expense - GAAP	26,838	29,141	28,968	28,516	29,251

Net interest income - GAAP	$125,647	$129,152	$127,694	$129,907	$131,320

Net interest income excluding valuations and a $2.5 million prepayment penalty collected	$125,647	$126,341	$127,276	$129,645	$131,007

Net interest income on a tax-equivalent basis excluding valuations	$129,652	$132,855	$131,271	$134,650	$136,230

Average Balances
Loans and leases	$9,379,755	$9,488,427	$9,476,576	$9,560,792	$9,662,735
Total securities and other short-term investments	2,808,330	2,764,390	2,768,923	2,811,178	2,816,253
Average interest-earning assets	$12,188,085	$12,252,817	$12,245,499	$12,371,970	$12,478,988

Average interest-bearing liabilities	$10,042,209	$10,186,134	$10,245,634	$10,395,437	$10,542,793

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.07%	5.13%	5.08%	5.14%	5.22%
Average rate on interest-bearing liabilities - GAAP	1.08%	1.14%	1.12%	1.10%	1.13%
Net interest spread - GAAP	3.99%	3.99%	3.96%	4.04%	4.09%
Net interest margin - GAAP	4.18%	4.18%	4.14%	4.21%	4.27%

Average yield on interest-earning assets excluding valuations and a $2.5 million prepayment penalty	5.07%	5.03%	5.06%	5.13%	5.21%
Average rate on interest-bearing liabilities excluding valuations	1.08%	1.14%	1.12%	1.10%	1.13%
Net interest spread excluding valuations and a $2.5 million prepayment penalty collected	3.99%	3.89%	3.94%	4.03%	4.08%
Net interest margin excluding valuations and a $2.5 million prepayment penalty collected	4.18%	4.09%	4.12%	4.20%	4.26%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	5.21%	5.25%	5.19%	5.29%	5.38%
Average rate on interest-bearing liabilities excluding valuations	1.08%	1.14%	1.12%	1.10%	1.13%
Net interest spread on a tax-equivalent basis and excluding valuations	4.13%	4.11%	4.07%	4.19%	4.25%
Net interest margin on a tax-equivalent basis and excluding valuations	4.31%	4.30%	4.25%	4.37%	4.43%

Net interest income amounted to $125.6 million, a decrease of $3.5 million when compared to the fourth quarter of 2014. Adjusted net interest income, excluding fair value adjustments on derivative instruments and the $2.5 million prepayment penalty collected in the fourth quarter of 2014, decreased by $0.7 million compared to the fourth quarter of 2014. The related adjusted net interest margin increased to 4.18% for the first quarter of 2015 from 4.09% for the fourth quarter of 2014. The decrease in adjusted net interest income was mainly due to:

  A $1.4 million decrease related to the adverse impact of two fewer days in the current quarter as the decrease in interest income on loans more than offset the related decrease in interest expense on deposits and other funding sources.
  A $1.7 million decrease in interest income on commercial loans directly attributable to the $159.9 million reduction in the average volume of commercial loans.
  A $1.2 million decrease in interest income on consumer loans directly attributable to the $46.0 million reduction in the average volume, primarily auto loans.

Partially offset by several items that contributed to the increase in margin, including:

  A $1.6 million increase in interest income associated with the residential mortgage loan portfolio acquired from Doral Bank on February 27, 2015.
  A 42 basis points decrease in the average cost of repurchase agreements, or a decrease of approximately $0.8 million in interest expense, related to the restructuring of $400 million of repurchase agreements.
  A $0.4 million decrease in interest expense on deposits attributable to lower rates paid on savings and interest-bearing checking accounts, net of approximately $0.3 million in interest expense associated to deposits assumed from Doral Bank.
  A $0.6 million decrease in interest expense related to the $252.7 million decrease in the average balance of brokered CDs.
  A $0.4 million increase in interest income on U.S. agency mortgage-backed securities (“MBS”) mainly due to lower prepayment rates on certain securities purchased at a premium.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the first quarter of 2015 was $33.0 million, an increase of $9.1 million, compared to $23.9 million for the fourth quarter of 2014, driven by the following variances:

  A $10.6 million increase in the provision for commercial and construction loans mainly reflecting the migration of certain commercial and industrial loans to a worse loan classification, higher specific reserves on impaired loans, and a decrease in loan loss recoveries. Commercial and construction loan loss recoveries for the first quarter of 2015 amounted to $1.0 million compared to $4.7 million in the fourth quarter of 2014.
  A $2.5 million increase in the provision for residential mortgage loans mainly due to the increase in the general reserve associated with the overall decrease in appraisal values of the portfolio, and, to a lesser extent, the increase in the portfolio size.

Partially offset by:

  A $4.1 million decrease in the provision for consumer loans mainly related to decreases in charge-offs and loss severity rates on auto loans.

See Credit Quality discussion below for additional information regarding the allowance for loan and lease losses, including variances in charge-offs and loss recoveries.

Non-Interest Income
	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2015	2014	2014	2014	2014

Service charges on deposit accounts	$4,555	$4,155	$4,205	$4,222	$4,127
Mortgage banking activities	3,618	4,472	3,809	3,036	3,368
Net (loss) gain on investments and impairments	(156)	(172)	(245)	291	-
Broker-dealer income	-	-	-	-	459
Other operating income	11,269	9,438	8,405	9,052	10,006
Bargain purchase gain	13,443	-	-	-	-
Equity in loss of unconsolidated entity	-	-	-	(670)	(6,610)

Non-interest income	$32,729	$17,893	$16,174	$15,931	$11,350

Non-interest income for the first quarter of 2015 amounted to $32.7 million, compared to $17.9 million for the fourth quarter of 2014. Excluding the $13.4 million bargain purchase gain on assets acquired and deposits assumed from Doral Bank, non-interest income increased by $1.4 million. The increase was primarily due to:

  A $1.5 million increase in insurance commissions’ income, net of reserves, mainly due to seasonal contingent commissions received by the insurance agency based on the prior year’s production of insurance policies.
  A $0.7 million aggregate increase in service charges on deposits ($0.3 million) and other fees ($0.4 million) related to deposits assumed from Doral Bank.

Partially offset by:

  A $0.9 million decrease in revenues from the mortgage banking business, primarily related to a decrease in realized gains on loan sales and securitization activities mainly attributable to a lower volume of sales. Loans sold and securitized in the secondary market to government-sponsored entities amounted to $85.3 million with a related gain of $2.9 million in the first quarter of 2015, compared to $91.8 million and a gain of $3.8 million recorded in the fourth quarter of 2014. This was partially offset by a $0.2 million decrease in realized losses on to-be-announced (TBAs) MBS forward contracts settled during the period.

Non-Interest Expenses
	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2015	2014	2014	2014	2014

Employees' compensation and benefits	$35,654	$33,854	$33,877	$34,793	$32,898
Occupancy and equipment	14,231	14,763	14,727	14,246	13,600
Deposit insurance premium	5,770	6,682	8,335	9,579	9,822
Other insurance and supervisory fees	1,090	1,182	1,158	1,205	1,168
Taxes, other than income taxes	3,001	4,482	4,528	4,504	4,575
Professional fees:
Collections, appraisals and other credit related fees	3,432	4,244	2,914	2,717	1,754
Outsourcing technology services	4,704	4,775	4,840	4,600	4,214
Other professional fees	5,356	4,420	3,641	4,073	4,525
Credit and debit card processing expenses	3,957	4,002	3,741	3,882	3,824
Branch consolidations and restructuring expenses	-	-	-	236	718
Business promotion	2,705	4,491	3,925	4,142	3,973
Communications	1,608	1,851	2,143	1,894	1,879
Net loss on OREO operations	2,628	3,655	4,326	6,778	5,837
Acquisitions of loans/assumption of deposits from Doral non-recurring expenses	2,084	-	659	576	-
Other	5,508	5,318	4,790	4,920	3,998
Total	$91,728	$93,719	$93,604	$98,145	$92,785

Non-interest expenses in the first quarter of 2015 amounted to $91.7 million, a decrease of $2.0 million from $93.7 million for the fourth quarter of 2014. Excluding non-recurring acquisition and conversion costs of $2.1 million related to the Doral Bank transaction ($1.7 million professional fees, $0.2 million business promotion expenses, $0.1 million occupancy and equipment and $0.1 million other expenses), non-interest expenses decreased by $4.1 million. Additional conversion costs are expected to be incurred in the upcoming months until the acquired assets and assumed liabilities are fully converted to FirstBank’s operating systems. The main drivers of the decrease were:

  A $1.8 million decrease in business promotion expenses, primarily a reduction in marketing expenses.
  A $1.5 million decrease in taxes, other than income taxes, mainly related to the elimination of the Puerto Rico’s national gross receipts tax effective January 1, 2015.
  A $1.0 million decrease in losses on OREO operations, primarily due to gain on sales realized at the time of the disposition of certain commercial OREO properties and a decrease in tax-related expenses.
  A $0.9 million decrease in the FDIC insurance premium expense, primarily reflecting the impact of higher liquidity and the reduction in brokered deposits.
  A $0.8 million decrease in professional fees related to legal services, collections and other services related to troubled loan resolution efforts.
  A $0.5 million decrease in occupancy and equipment costs, primarily a reduction in electricity and repair-related expenses that were partially offset by $0.2 million of expenses incurred in the first quarter of 2015 associated with the acquired Doral Bank branches.

Partially offset by:

  A $1.8 million increase in employees’ compensation and benefit expenses, primarily reflecting higher seasonal payroll taxes and bonus accruals as well as a $0.3 million increase related to personnel costs of Doral Bank acquired branches.
  A $1.1 million increase in other professional fees primarily due to pass-through loan servicing and other interim services costs incurred in the first quarter of 2015 in connection with the Doral Bank transaction. These costs could vary in the future after the completion of the conversion to our systems.

INCOME TAXES

The Corporation recorded an income tax expense for the first quarter of 2015 of $8.0 million compared to an income tax benefit of $301.3 million for the fourth quarter of 2014. Excluding the $302.9 million partial reversal of the valuation allowance recorded in the fourth quarter of 2014, the income tax expense increased by $6.5 million. Upon the partial reversal of the deferred tax assets valuation allowance in the fourth quarter of 2014, the Corporation is now required to estimate and record a provision for income tax expense for interim periods.

As of March 31, 2015, the Corporation had a net deferred tax asset of $310.9 million (net of a valuation allowance of $198.6 million).

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
Non-performing loans held for investment:
Residential mortgage	$172,583	$180,707	$185,025	$175,404	$172,796
Commercial mortgage	142,385	148,473	169,967	166,218	145,535
Commercial and Industrial	186,500	122,547	130,917	143,669	113,996
Construction	27,163	29,354	30,111	38,830	50,387
Consumer and Finance leases	34,913	42,815	43,496	40,510	39,061
Total non-performing loans held for investment	563,544	523,896	559,516	564,631	521,775

OREO	122,628	124,003	112,803	121,842	138,622
Other repossessed property	13,585	14,229	17,467	16,114	15,587
Total non-performing assets, excluding loans held for sale	$699,757	$662,128	$689,786	$702,587	$675,984

Non-performing loans held for sale	54,588	54,641	54,641	54,755	54,755
Total non-performing assets, including loans held for sale (1)	$754,345	$716,769	$744,427	$757,342	$730,739

Past-due loans 90 days and still accruing (2)	$178,643	$162,887	$143,535	$143,916	$118,049
Non-performing loans held for investment to total loans held for investment	5.94%	5.66%	6.01%	5.96%	5.45%
Non-performing loans to total loans	6.46%	6.19%	6.54%	6.49%	5.98%
Non-performing assets, excluding non-performing loans held for sale,
to total assets, excluding non-performing loans held for sale	5.34%	5.22%	5.48%	5.63%	5.30%
Non-performing assets to total assets	5.74%	5.63%	5.89%	6.05%	5.70%

(1)

Purchased credit impaired loans of $100.8 million accounted for under ASC 310-30 as of March 31, 2015, primarily mortgage loans acquired from Doral in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2)

Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of March 31, 2015 of approximately $15.8 million, primarily related to loans acquired from Doral in the second quarter of 2014.

Credit quality metrics variances:

  Total non-performing assets increased by $37.6 million to $754.3 million as of March 31, 2015, compared to $716.8 million as of December 31, 2014. Total non-performing loans, including non-performing loans held for sale, increased by $39.6 million, or 7%, from the fourth quarter of 2014. The increase in non-performing assets was primarily attributable to the inflow of the $75.0 million credit facility to PREPA, partially offset by charge-offs, cash collections on commercial and construction non-performing loans (including dispositions through short sales), the restoration to accrual status of residential mortgage loans modified in trouble debt restructurings (“TDRs”) after a sustained performance period, and the sale of $3.5 million of commercial and industrial non-performing loans. Excluding the $75 million PREPA credit facility, non-performing assets decreased by $37.4 million and total non-performing loans decreased by $35.4 million.
  Inflows to non-performing loans held for investment were $118.7 million. Excluding the aforementioned $75.0 million credit facility to PREPA, total inflows were $43.7 million, a decrease of $20.4 million, or 32%, compared to inflows of $64.2 million in the fourth quarter of 2014. This decrease was primarily reflected in the residential mortgage loan portfolio that showed inflows of $19.2 million in the first quarter of 2015, an $8.4 million decrease, compared to inflows of $27.6 million in the fourth quarter of 2014 and inflows of non-performing consumer loans of $14.1 million in the first quarter of 2015, a decline of $5.7 million, compared to inflows of $19.8 million in the fourth quarter of 2014.
  Adversely classified commercial and construction loans held for investment decreased by $53.4 million to $504.2 million, or 10%, from the fourth quarter of 2014.
  The OREO balance decreased by $1.4 million, driven by sales of $10.2 million and adjustments to value of $4.0 million, partially offset by additions of $12.8 million in the first quarter of 2015.
  Total TDRs held for investment were $705.3 million as of March 31, 2015, up $10.9 million, or 2%, from December 31, 2014. Approximately $434.4 million of total TDRs held for investment were in accrual status as of March 31, 2015.

Allowance for Loan and Lease Losses

The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,		March 31,
	2015	2014	2014	2014		2014

Allowance for loan and lease losses, beginning of period	$222,395	$225,434	$241,177	$266,778		$285,858
Provision for loan and lease losses	32,970	23,872	26,999	26,744	(1)	31,915
Net (charge-offs) recoveries of loans:
Residential mortgage	(5,094)	(6,522)	(5,734)	(4,687)		(6,353)
Commercial mortgage	(3,730)	(1,383)	1,116	(9,126)		(5,775)
Commercial and Industrial	(3,895)	(992)	(16,431)	(19,036)	(2)	(21,796)
Construction	(398)	680	(3,205)	(2,606)		(353)
Consumer and finance leases	(16,184)	(18,694)	(18,488)	(16,890)		(16,718)
Net charge-offs	(29,301)	(26,911)	(42,742)	(52,345)	(2)	(50,995)
Allowance for loan and lease losses, end of period	$226,064	$222,395	$225,434	$241,177		$266,778

Allowance for loan and lease losses to period end total loans held for investment	2.38%	2.40%	2.42%	2.55%		2.79%
Net charge-offs (annualized) to average loans outstanding during the period	1.25%	1.13%	1.80%	2.19%		2.11%
Net charge-offs (annualized), excluding charge-offs of $6.9 million related to the acquisition of mortgage loans from Doral in the second quarter of 2014, to
average loans outstanding during the period	1.25%	1.13%	1.80%	1.90%		2.11%
Provision for loan and lease losses to net charge-offs during the period	1.13x	0.89x	0.63x	0.51x		0.63x
Provision for loan and lease losses to net charge-offs during the period, excluding impact of the acquisition of mortgage loans from Doral in the
second quarter of 2014	1.13x	0.89x	0.63x	0.56x		0.63x

(1) Includes a provision of $1.4 million associated with the acquisition of mortgage loans from Doral.

(2) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral.
  The ratio of the allowance for loan and lease losses to total loans held for investment was 2.38% as of March 31, 2015, compared to 2.40% as of December 31, 2014. The slight decrease in the ratio was primarily due to the increase in the portfolio size driven by loans acquired from Doral Bank. The ratio of the allowance to non-performing loans held for investment was 40.11% as of March 31, 2015 compared to 42.45% as of December 31, 2014.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of March 31, 2015 and December 31, 2014 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance:

(Dollars in thousands)	Residential Mortgage Loans	Commercial (including Commercial Mortgage, C&I, and Construction loans)	Consumer and Finance Leases	Total

As of March 31, 2015
Impaired loans:
Principal balance of loans, net of charge-offs	$429,526	$488,614	$36,841	$954,981
Allowance for loan and lease losses	14,862	41,490	5,788	62,140
Allowance for loan and lease losses to principal balance	3.46%	8.49%	15.71%	6.51%

PCI loans:
Carrying value of PCI loans	97,253	3,279	234	100,766
Allowance for PCI loans	-	-	-	-
Allowance for PCI loans to carrying value	-	-	-	-

Loans with general allowance:
Principal balance of loans	2,804,841	3,724,677	1,900,107	8,429,625
Allowance for loan and lease losses	13,820	87,355	62,749	163,924
Allowance for loan and lease losses to principal balance	0.49%	2.35%	3.30%	1.94%

Total loans held for investment:
Principal balance of loans	$3,331,620	$4,216,570	$1,937,182	$9,485,372
Allowance for loan and lease losses	28,682	128,845	68,537	226,064
Allowance for loan and lease losses to principal balance	0.86%	3.06%	3.54%	2.38%

As of December 31, 2014

Impaired loans:
Principal balance of loans, net of charge-offs	$424,244	$486,576	$34,587	$945,407
Allowance for loan and lease losses	10,854	38,180	6,171	55,205
Allowance for loan and lease losses to principal balance	2.56%	7.85%	17.84%	5.84%

PCI loans:
Carrying value of PCI loans	98,494	3,393	717	102,604
Allowance for PCI loans	-	-	-	-
Allowance for PCI loans to carrying value	-	-	-	-

Loans with general allowance:
Principal balance of loans	2,488,449	3,778,735	1,947,241	8,214,425
Allowance for loan and lease losses	16,447	89,257	61,486	167,190
Allowance for loan and lease losses to principal balance	0.66%	2.36%	3.16%	2.04%

Total loans held for investment:
Principal balance of loans	$3,011,187	$4,268,704	$1,982,545	$9,262,436
Allowance for loan and lease losses	27,301	127,437	67,657	222,395
Allowance for loan and lease losses to principal balance	0.91%	2.99%	3.41%	2.40%

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,		March 31,
	2015	2014	2014	2014		2014

Residential mortgage	0.65%	0.87%	0.82%	0.71%		1.00%

Commercial mortgage	0.90%	0.31%	-0.24%	2.00%		1.27%

Commercial and Industrial	0.63%	0.16%	2.54%	2.69%	(1)	2.90%

Construction	0.93%	-1.48%	6.57%	5.25%		0.65%

Consumer and finance leases	3.30%	3.73%	3.62%	3.27%		3.23%

Total loans	1.25%	1.13%	1.80%	2.19%	(2)	2.11%

(1) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral, was 1.81%.

(2) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral, was 1.90%.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

  Net charge-offs for the first quarter of 2015 were $29.3 million, or an annualized 1.25%, compared to $26.9 million, or an annualized 1.13% in the fourth quarter of 2014. The variance was primarily related to a decrease in loan loss recoveries. Recoveries of amounts previously charged-off decreased to $2.7 million in the first quarter of 2015 from $6.7 million in the fourth quarter of 2014, primarily reflected in the commercial and construction loan portfolios.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $13.1 billion as of March 31, 2015, up $420.1 million from December 31, 2014.

The increase was mainly due to:

  A $325.2 million increase in residential mortgage loans driven by the acquisition of loans from Doral Bank (carrying value of $309.0 million as of March 31, 2015), partially offset by a $52.1 million decrease in commercial and construction loans and a $45.4 million decrease in consumer loans.

Total loan originations, including refinancings, renewals, and draws from existing revolving and non-revolving commitments, amounted to approximately $688.9 million, compared to $791.8 million in the fourth quarter of 2014. These figures exclude the credit card utilization activity. The decrease was mainly reflected in the commercial and industrial loan portfolio.

  A $188.3 million increase in cash and cash equivalents, tied to the increase in total deposits. The Corporation received $217.7 million of cash as part of the Doral Bank transaction, of which a portion have been utilized to pay off maturing brokered CDs.

Total liabilities were approximately $11.4 billion as of March 31, 2015, up $386.1 million from December 31, 2014.

The increase was mainly due to:

  A $621.5 million increase in non-brokered deposits, excluding government deposits. Organic deposit growth accounted for $157.9 million of the increase, primarily growth in demand deposits and saving accounts. The Doral Bank transaction added $463.6 million in non-brokered deposits as of March 31, 2015, excluding government deposits.
  A $50.1 million increase in government deposits. The Doral Bank transaction added $43.3 million in government deposits as of March 31, 2015. As of March 31, 2015, the Corporation had $283.0 million of government deposits in Puerto Rico and $167.9 million in the Virgin Islands.

Partially offset by:

  A $314.6 million decrease in brokered CDs.

The following table provides additional information about the organic growth/loss on loans and deposits:

	March 31,	December 31,	Balance	Organic	Organic
	2015	2014	Acquired	Growth/(Loss)	Growth/(Loss) %
(In thousands)

Loans
Residential mortgage loans	$3,331,620	$3,011,187	$308,973	$11,460	0.38%
Commercial loans:
Construction loans	124,440	123,480	-	960	0.78%
Commercial mortgage loans	1,649,263	1,665,787	-	(16,524)	-0.99%
Commercial and Industrial loans	2,442,867	2,479,437	232	(36,802)	-1.48%
Commercial loans	4,216,570	4,268,704	232	(52,366)	-1.23%
Finance leases	230,183	232,126	-	(1,943)	-0.84%
Consumer loans	1,706,999	1,750,419	2,247	(45,667)	-2.61%
Loans held for investment	9,485,372	9,262,436	311,452	(88,516)	-0.96%
Loans held for sale	81,723	76,956	-	4,767	6.19%
Total Loans	$9,567,095	$9,339,392	$311,452	$(83,749)	-0.90%

Deposits
Demand Deposits	$2,061,513	$1,716,875	$237,210	$107,428	6.26%
Savings Accounts	2,531,151	2,387,235	69,311	74,605	3.13%
Government Deposits	450,856	400,738	43,282	6,836	1.71%
Certificates of Deposit	2,225,035	2,092,051	157,122	(24,138)	-1.15%
Brokered Deposits	2,572,483	2,887,046	-	(314,563)	-10.90%
Total Deposits	$9,841,038	$9,483,945	$506,925	$(149,832)	-1.58%

Total stockholders’ equity amounted to $1.7 billion as of March 31, 2015, an increase of $34.0 million from December 31, 2014, mainly driven by:

  The net income of $25.6 million reported in the first quarter.
  An increase of $7.1 million in other comprehensive income mainly attributable to an increase in the fair value of U.S. agency MBS and debt securities of approximately $12.4 million, partially offset by a $6.1 million decrease in the fair value of Puerto Rico government obligations held by the Corporation as part of its available-for-sale investment securities portfolio. See Exposure to Puerto Rico Government section below for additional information.

On January 1, 2015, the Basel III rules became effective, subject to on-going, multi-year transition provisions primarily related to regulatory deductions and adjustments impacting common equity tier 1 capital, tier 1 capital and total capital. The Corporation’s common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules as of March 31, 2015 (including the 2015 phase-in of regulatory capital transition provisions) were 16.15%, 16.15%, 19.19% and 12.17%, respectively, compared to tier 1 capital, total capital and leverage ratios calculated under the then applicable Basel I rules of 18.44%%, 19.70%, and 13.27%, respectively, as of the end of the fourth quarter of 2014. The decrease in Tier 1 capital and Leverage ratios was primarily related to the 75% phase-out of Tier 1 capital of the Corporation’s trust preferred securities and the implementation of risk-weighting according to Basel III rules that resulted in higher risk weights for a variety of asset categories.

Meanwhile, the common equity tier 1 capital, tier 1 capital, total capital and leverage ratios as of March 31, 2015 of our banking subsidiary, FirstBank Puerto Rico under the Basel III rules, were 15.62%, 17.62%, 18.88%, and 13.28%, respectively, compared to tier 1 capital, total capital and leverage ratios of 18.10%, 19.37% and 13.04%, respectively, as of the end of the prior quarter calculated under the then applicable Basel I rules.

The Corporation completed its annual Dodd-Frank Act Stress Test (“DFAST”) process in the first quarter of 2015 and submitted its result to regulators on a timely basis prior to the established deadline of March 31, 2015. Public disclosure of the results for the severely adverse economic scenario is expected to be made during the second quarter of 2015.

Tangible Common Equity

The Corporation’s tangible common equity ratio decreased to 12.33% as of March 31, 2015 from 12.51% as of December 31, 2014.

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
Tangible Equity:
Total equity - GAAP	$1,705,750	$1,671,743	$1,324,157	$1,306,001	$1,255,898
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(56,810)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(15,622)	(16,389)	(17,235)	(18,080)	(18,942)
Core deposit intangible	(10,914)	(5,420)	(5,810)	(6,200)	(6,591)

Tangible common equity	$1,615,012	$1,585,732	$1,236,910	$1,217,519	$1,145,457

Tangible Assets:
Total assets - GAAP	$13,147,919	$12,727,835	$12,643,280	$12,523,251	$12,819,428
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(15,622)	(16,389)	(17,235)	(18,080)	(18,942)
Core deposit intangible	(10,914)	(5,420)	(5,810)	(6,200)	(6,591)

Tangible assets	$13,093,285	$12,677,928	$12,592,137	$12,470,873	$12,765,797

Common shares outstanding	213,827	212,985	212,978	212,760	208,968

Tangible common equity ratio	12.33%	12.51%	9.82%	9.76%	8.97%
Tangible book value per common share	$7.55	$7.45	$5.81	$5.72	$5.48

Exposure to Puerto Rico Government

As of March 31, 2015, the Corporation had $335.7 million of credit facilities granted to the Puerto Rico Government, its municipalities and public corporations, of which $321.7 million was outstanding, compared to $308.0 million outstanding as of December 31, 2014. Approximately $201.3 million of the granted credit facilities outstanding consisted of loans to municipalities in Puerto Rico for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment. Approximately $24.5 million consisted of loans to units of the central government, and approximately $95.9 million consisted of loans to public corporations, including the $75.0 million direct exposure to PREPA that was placed in non-performing status in the first quarter as the government agency has not yet completed its restructuring plan. In addition, the Corporation had $132.5 million outstanding in financings to the hotel industry in Puerto Rico guaranteed by the Puerto Rico Tourism Development Fund as of March 31, 2015, down $0.9 million, compared to $133.3 million outstanding as of December 31, 2014.

The Corporation held $65.5 million of obligations of the Puerto Rico government as part of its available-for-sale investment securities portfolio carried on its books at a fair value of $41.5 million as of March 31, 2015. The fair value of the Puerto Rico government obligations held by the Corporation decreased by approximately $6.1 million during the first quarter of 2015.

As of March 31, 2015, the Corporation had $283.0 million of public sector deposits in Puerto Rico, compared to $227.5 million as of December 31, 2014. Approximately 46% is from municipalities in Puerto Rico and 54% is from public corporations and the central government and agencies.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Tuesday, May 5, 2015, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.firstbankpr.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.firstbankpr.com, until May 1, 2016. A telephone replay will be available one hour after the end of the conference call through June 5, 2015 at (877) 344-7529 or (412) 317-0088 for international callers. The conference number is 10064784.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: uncertainty about whether the Corporation will be able to continue to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (the “New York Fed”); uncertainty as to the availability of certain funding sources, such as brokered CDs; the Corporation’s reliance on brokered CDs to fund operations and provide liquidity; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s stockholders in the future due to the Corporation’s need to receive approval from the New York Fed or the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) to receive dividends from FirstBank, or FirstBank’s failure to generate sufficient cash flow to make a dividend to the Corporation; the strength or weakness of the real estate markets and of the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which has contributed and may continue to contribute to, among other things, high levels of non-performing assets, charge-offs and provisions for loan and lease losses and may subject the Corporation to further risk from loan defaults and foreclosures; the ability of FirstBank to realize the benefits of its deferred tax assets subject to the remaining valuation allowance; additional adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. Virgin Islands and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which has reduced and may once again reduce interest margins and impact funding sources, and has affected demand for all of the Corporation’s products and services and reduced the Corporation’s revenues and earnings, and the value of the Corporation’s assets; a credit default by the Puerto Rico government or any of its public corporations or other instrumentalities, and recent and any future downgrades of the long-term and short-term debt ratings of the Puerto Rico government, which could exacerbate Puerto Rico’s adverse economic conditions; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico, the current fiscal problems of the Puerto Rico government and recent credit downgrades of the Puerto Rico government’s debt; the risk that any portion of the unrealized losses in the Corporation’s investment portfolio is determined to be other-than-temporary, including unrealized losses on the Puerto Rico government’s obligations; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., and the U.S. Virgin Islands and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of applicable governments, including those determined by the Federal Reserve Board, the New York Fed, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions, including the recent acquisition of loans and branches of Doral Bank as well as the assumption of deposits at the branches; a need to recognize additional impairments on financial instruments, goodwill, or other intangible assets relating to acquisitions; the risk that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the Corporation’s businesses, business practices, and cost of operations; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management believes is useful in analyzing underlying performance trends, particularly in times of economic stress. Adjusted pre-tax, pre-provision income, as defined by management, represents net income (loss) excluding income tax expense (benefit), the provision for loan and lease losses, gains on sale and OTTI of investment securities, fair value adjustments on derivatives, equity in earnings or loss of unconsolidated entity up until the second quarter of 2014 when the value of the investment became zero as well as certain items identified as unusual, non-recurring or non-operating.

In addition, from time to time, adjusted pre-tax, pre-provision income will reflect the omission of revenue or expense items that management judges to be outside of ordinary banking activities or of items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of the Corporation’s performance requires consideration also of adjusted pre-tax, pre-provision income that excludes such amounts.

Net Interest Income, Excluding Valuations and Prepayment Penalty, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and a $2.5 million prepayment penalty collected on a commercial mortgage loan paid off in the fourth quarter of 2014, and on a tax-equivalent basis. The presentation of net interest income excluding valuations and the $2.5 million prepayment penalty collected provides additional information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to results of peers.

Financial measures adjusted to exclude the effect of the bargain purchase gain and certain non-recurring expenses related to the acquisition of loans and assumption of deposits from Doral Bank, gains or losses on sales of investment securities and OTTI of investment securities.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation provides additional measures of adjusted non-interest expenses and adjusted non-interest income. Adjusted non-interest expenses exclude certain conversion, consulting and other costs incurred in the Doral Bank transaction that are considered non-recurrent in nature. Adjusted non-interest income excludes the $13.4 million bargain purchase gain on assets acquired and deposits assumed from Doral Bank, gains (losses) on sales of investments and OTTI of investment securities. Management believes that these non-GAAP measures enhance the ability of analysts and investors to analyze trends in the Corporation’s business and to better understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as a guide in its budgeting and long-term planning process. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. The following table shows reconciliations of these non-GAAP financial measures to the corresponding measures calculated and presented in accordance with GAAP.

(Dollars in thousands)

2015 First Quarter	As Reported (GAAP)	Bargain Purchase gain	Acquisition of mortgage loans/assumption of deposits from Doral - non-recurring expenses	Loss on sale of investment securities and OTTI on debt securities	Adjusted (Non- GAAP)

Non-interest income	$32,729	$(13,443)	$-	$156	$19,442

Non-interest expenses	$91,728	$-	$(2,084)	$-	$89,644

(Dollars in thousands)

2014 Fourth Quarter	As Reported (GAAP)	Bargain Purchase gain	Acquisition of mortgage loans/assumption of deposits from Doral - non-recurring expenses	OTTI on debt securities	Adjusted (Non- GAAP)

Non-interest income	$17,893	$-	$-	$172	$18,065

Non-interest expenses	$93,719	$-	$-	$-	$93,719

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	March 31,	December 31,
(In thousands, except for share information)	2015	2014
ASSETS

Cash and due from banks	$767,471	$779,147

Money market investments:
Time deposits with other financial institutions	300	300
Other short-term investments	216,665	16,661
Total money market investments	216,965	16,961

Investment securities available for sale, at fair value	1,974,226	1,965,666

Other equity securities	26,185	25,752

Total investment securities	2,000,411	1,991,418

Loans, net of allowance for loan and lease losses of $226,064
(December 31, 2014 - $222,395 )	9,259,308	9,040,041
Loans held for sale, at lower of cost or market	81,723	76,956
Total loans, net	9,341,031	9,116,997

Premises and equipment, net	166,799	166,926
Other real estate owned	122,628	124,003
Accrued interest receivable on loans and investments	49,302	50,796
Other assets	483,312	481,587
Total assets	$13,147,919	$12,727,835

LIABILITIES

Deposits:
Non-interest-bearing deposits	$1,175,943	$900,616
Interest-bearing deposits	8,665,095	8,583,329
Total deposits	9,841,038	9,483,945

Securities sold under agreements to repurchase	900,000	900,000
Advances from the Federal Home Loan Bank (FHLB)	325,000	325,000
Other borrowings	231,959	231,959
Accounts payable and other liabilities	144,172	115,188
Total liabilities	11,442,169	11,056,092

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares: issued 22,828,174 shares;
outstanding 1,444,146 shares; aggregate liquidation value of $36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 214,618,015 shares
(December 31, 2014 - 213,724,749 shares issued)	21,462	21,372
Less: Treasury stock (at par value)	(79)	(74)

Common stock outstanding, 213,827,258 shares outstanding
(December 31, 2014 - 212,984,700 shares outstanding)	21,383	21,298
Additional paid-in capital	917,203	916,067
Retained earnings	742,271	716,625
Accumulated other comprehensive loss	(11,211)	(18,351)
Total stockholders' equity	1,705,750	1,671,743
Total liabilities and stockholders' equity	$13,147,919	$12,727,835

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands, except per share information)	2015	2014	2014

Net interest income:
Interest income	$152,485	$158,293	$160,571
Interest expense	26,838	29,141	29,251
Net interest income	125,647	129,152	131,320
Provision for loan and lease losses	32,970	23,872	31,915
Net interest income after provision for loan and lease losses	92,677	105,280	99,405

Non-interest income:
Service charges on deposit accounts	4,555	4,155	4,127
Mortgage banking activities	3,618	4,472	3,368
Net loss on investments and impairments	(156)	(172)	-
Equity in loss of unconsolidated entity	-	-	(6,610)
Bargain purchase gain	13,443	-	-
Other non-interest income	11,269	9,438	10,465
Total non-interest income	32,729	17,893	11,350

Non-interest expenses:
Employees' compensation and benefits	35,654	33,854	32,898
Occupancy and equipment	14,349	14,763	14,318
Business promotion	2,868	4,491	3,973
Professional fees	15,218	13,439	10,493
Taxes, other than income taxes	3,001	4,482	4,575
Insurance and supervisory fees	6,860	7,864	10,990
Net loss on other real estate owned operations	2,628	3,655	5,837
Other non-interest expenses	11,150	11,171	9,701
Total non-interest expenses	91,728	93,719	92,785

Income before income taxes	33,678	29,454	17,970
Income tax (expense) benefit	(8,032)	301,324	(887)

Net income	$25,646	$330,778	$17,083

Net income attributable to common stockholders	$25,646	$330,778	$17,462

Earnings per common share:

Basic	$0.12	$1.57	$0.08
Diluted	$0.12	$1.56	$0.08

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp. and FirstBank Puerto Rico operate within U.S. banking laws and regulations. The Corporation operates a total of 153 branches, stand-alone offices, and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; and First Management of Puerto Rico, a domestic corporation that holds tax-exempt assets. In the U.S. Virgin Islands, FirstBank operates First Express, a small loan company. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.firstbankpr.com.

Exhibit A
Table 1 - Selected Financial Data
(In thousands, except for per share and financial ratios data)	Quarter Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Condensed Income Statements:
Total interest income	$152,485	$158,293	$160,571
Total interest expense	26,838	29,141	29,251
Net interest income	125,647	129,152	131,320
Provision for loan and lease losses	32,970	23,872	31,915
Non-interest income	32,729	17,893	11,350
Non-interest expenses	91,728	93,719	92,785
Income before income taxes	33,678	29,454	17,970
Income tax (expense) benefit	(8,032)	301,324	(887)
Net income (loss)	25,646	330,778	17,083
Net income (loss) attributable to common stockholders	25,646	330,778	17,462

Per Common Share Results:
Net earnings per share basic	$0.12	$1.57	$0.08
Net earnings per share diluted	$0.12	$1.56	$0.08
Cash dividends declared	$-	$-	$-
Average shares outstanding	210,686	210,539	205,732
Average shares outstanding diluted	212,746	212,713	206,876
Book value per common share	$7.81	$7.68	$5.74
Tangible book value per common share (1)	$7.55	$7.45	$5.48

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	0.81	10.42	0.54
Interest Rate Spread (2)	4.13	4.11	4.25
Net Interest Margin (2)	4.31	4.30	4.43
Return on Average Total Equity	6.15	97.34	5.55
Return on Average Common Equity	6.29	100.02	5.85
Average Total Equity to Average Total Assets	13.13	10.71	9.77
Total capital	19.19	19.70	17.50
Common equity Tier 1 capital	16.15	15.50	13.19
Tier 1 capital	16.15	18.44	16.23
Leverage	12.17	13.27	11.74
Tangible common equity ratio (1)	12.33	12.51	8.97
Dividend payout ratio	-	-	-
Efficiency ratio (3)	57.92	63.74	65.03

Asset Quality:
Allowance for loan and lease losses to loans held for investment	2.38	2.40	2.79
Net charge-offs (annualized) to average loans	1.25	1.13	2.11
Provision for loan and lease losses to net charge-offs	112.52	88.71	62.59
Non-performing assets to total assets	5.74	5.63	5.70
Non-performing loans held for investment to total loans held for investment	5.94	5.66	5.45
Allowance to total non-performing loans held for investment	40.11	42.45	51.13
Allowance to total non-performing loans held for investment
excluding residential real estate loans	57.82	64.80	76.45

Other Information:
Common Stock Price: End of period	$6.20	$5.87	$5.44

1- Non-GAAP measure. See page 15 for GAAP to Non-GAAP reconciliations.

2- On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP measure). See page 6 for GAAP to Non-GAAP reconciliations and refer to discussions in Table 2 below.

3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.

Table 2 - Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)
(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
Quarter ended	2015	2014	2014	2015	2014	2014	2015	2014	2014

Interest-earning assets:
Money market & other short-term investments	$808,754	$753,234	$744,326	$537	$465	$500	0.27%	0.24%	0.27%
Government obligations (2)	421,948	382,460	342,851	2,338	2,143	2,058	2.25%	2.22%	2.43%
Mortgage-backed securities	1,551,804	1,602,910	1,700,350	12,501	12,023	16,092	3.27%	2.98%	3.84%
FHLB stock	25,467	25,467	28,406	295	272	341	4.70%	4.24%	4.87%
Equity securities	357	319	320	-	-	-	0.00%	0.00%	0.00%
Total investments (3)	2,808,330	2,764,390	2,816,253	15,671	14,903	18,991	2.26%	2.14%	2.73%
Residential mortgage loans	3,120,648	3,011,682	2,549,924	43,482	42,307	34,958	5.65%	5.57%	5.56%
Construction loans	172,055	183,882	216,539	1,532	1,688	2,015	3.61%	3.64%	3.77%
C&I and commercial mortgage loans	4,127,305	4,287,157	4,825,369	43,671	48,959	51,312	4.29%	4.53%	4.31%
Finance leases	230,299	234,613	246,229	4,611	4,648	5,190	8.12%	7.86%	8.55%
Consumer loans	1,729,448	1,771,093	1,824,674	47,523	49,491	53,015	11.14%	11.09%	11.78%
Total loans (4) (5)	9,379,755	9,488,427	9,662,735	140,819	147,093	146,490	6.09%	6.15%	6.15%
Total interest-earning assets	$12,188,085	$12,252,817	$12,478,988	$156,490	$161,996	$165,481	5.21%	5.25%	5.38%

Interest-bearing liabilities:
Brokered CDs	$2,736,653	$2,989,383	$3,185,520	$6,610	$7,309	$7,607	0.98%	0.97%	0.97%
Other interest-bearing deposits	5,848,597	5,739,792	5,925,314	11,084	11,709	12,692	0.77%	0.81%	0.87%
Other borrowed funds	1,131,959	1,131,959	1,131,959	8,210	9,168	8,128	2.94%	3.21%	2.91%
FHLB advances	325,000	325,000	300,000	934	955	824	1.17%	1.17%	1.11%
Total interest-bearing liabilities	$10,042,209	$10,186,134	$10,542,793	$26,838	$29,141	$29,251	1.08%	1.14%	1.13%
Net interest income				$129,652	$132,855	$136,230
Interest rate spread							4.13%	4.11%	4.25%
Net interest margin							4.31%	4.30%	4.43%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of total non-performing loans.

5- Interest income on loans includes $2.7 million, $5.4 million and $3.0 million for the quarters ended March 31, 2015, December 31, 2014, and March 31, 2014, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 - Non-Interest Income
	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands)	2015	2014	2014

Service charges on deposit accounts	$4,555	$4,155	$4,127
Mortgage banking activities	3,618	4,472	3,368
Insurance income	3,022	1,540	2,571
Broker-dealer income	-	-	459
Other operating income	8,247	7,898	7,435

Non-interest income before net (loss) gain on investments,
bargain purchase gain and equity in earnings (loss)
of unconsolidated entity,	19,442	18,065	17,960

Net gain on sale of investments	-	(29)	-
OTTI on debt securities	(156)	(143)	-
Net (loss) gain on investments	(156)	(172)	-

Bargain purchase gain	13,443	-	-
Equity in loss of unconsolidated entity	-	-	(6,610)
	$32,729	$17,893	$11,350

Table 4 - Non-Interest Expenses
	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands)	2015	2014	2014

Employees' compensation and benefits	$35,654	$33,854	$32,898
Occupancy and equipment	14,231	14,763	13,600
Deposit insurance premium	5,770	6,682	9,822
Other insurance and supervisory fees	1,090	1,182	1,168
Taxes, other than income taxes	3,001	4,482	4,575
Professional fees:
Collections, appraisals and other credit related fees	3,432	4,244	1,754
Outsourcing technology services	4,704	4,775	4,214
Other professional fees	5,356	4,420	4,525
Credit and debit card processing expenses	3,957	4,002	3,824
Branch consolidations and other restructuring expenses	-	-	718
Business promotion	2,705	4,491	3,973
Communications	1,608	1,851	1,879
Net loss on OREO operations	2,628	3,655	5,837
Acquisitions of loans/assumption of deposits from
Doral non-recurring expenses	2,084	-	-
Other	5,508	5,318	3,998
Total	$91,728	$93,719	$92,785

Table 5 - Selected Balance Sheet Data
(In thousands)	As of
	March 31,	December 31,
	2015	2014
Balance Sheet Data:
Loans, including loans held for sale	$9,567,095	$9,339,392
Allowance for loan and lease losses	226,064	222,395
Money market and investment securities	2,217,376	2,008,380
Intangible assets	54,634	49,907
Deferred tax asset, net	310,869	313,045
Total assets	13,147,919	12,727,835
Deposits	9,841,038	9,483,945
Borrowings	1,456,959	1,456,959
Total preferred equity	36,104	36,104
Total common equity	1,680,857	1,653,990
Accumulated other comprehensive loss, net of tax	(11,211)	(18,351)
Total equity	1,705,750	1,671,743

Table 6 - Loan Portfolio
(In thousands)	As of
	March 31,	December 31,
	2015	2014

Residential mortgage loans	$3,331,620	$3,011,187

Commercial loans:
Construction loans	124,440	123,480
Commercial mortgage loans	1,649,263	1,665,787
Commercial and Industrial loans	2,442,867	2,479,437
Commercial loans	4,216,570	4,268,704

Finance leases	230,183	232,126

Consumer loans	1,706,999	1,750,419
Loans held for investment	9,485,372	9,262,436
Loans held for sale	81,723	76,956
Total loans	$9,567,095	$9,339,392

Table 7 - Loan Portfolio by Geography
(In thousands)	As of March 31, 2015
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,632,602	$336,916	$362,102	$3,331,620

Commercial loans:
Construction loans	69,810	28,564	26,066	124,440
Commercial mortgage loans	1,309,257	68,367	271,639	1,649,263
Commercial and Industrial loans	2,018,229	125,389	299,249	2,442,867
Commercial loans	3,397,296	222,320	596,954	4,216,570

Finance leases	230,183	-	-	230,183

Consumer loans	1,621,126	47,273	38,600	1,706,999
Loans held for investment	7,881,207	606,509	997,656	9,485,372

Loans held for sale	40,284	40,314	1,125	81,723
Total loans	$7,921,491	$646,823	$998,781	$9,567,095

(In thousands)	As of December 31, 2014
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,325,455	$341,098	$344,634	$3,011,187

Commercial loans:
Construction loans	70,618	30,011	22,851	123,480
Commercial mortgage loans	1,305,057	69,629	291,101	1,665,787
Commercial and Industrial loans	2,072,265	120,947	286,225	2,479,437
Commercial loans	3,447,940	220,587	600,177	4,268,704

Finance leases	232,126	-	-	232,126

Consumer loans	1,666,373	47,811	36,235	1,750,419
Loans held for investment	7,671,894	609,496	981,046	9,262,436

Loans held for sale	34,972	40,317	1,667	76,956
Total loans	$7,706,866	$649,813	$982,713	$9,339,392

Table 8 - Non-Performing Assets
(Dollars in thousands)	March 31,	December 31,
	2015	2014
Non-performing loans held for investment:
Residential mortgage	$172,583	$180,707
Commercial mortgage	142,385	148,473
Commercial and Industrial	186,500	122,547
Construction	27,163	29,354
Consumer and Finance leases	34,913	42,815
Total non-performing loans held for investment	563,544	523,896

OREO	122,628	124,003
Other repossessed property	13,585	14,229
Total non-performing assets, excluding loans held for sale	$699,757	$662,128

Non-performing loans held for sale	54,588	54,641
Total non-performing assets, including loans held for sale (1)	$754,345	$716,769

Past-due loans 90 days and still accruing (2)	$178,643	$162,887
Allowance for loan and lease losses	$226,064	$222,395
Allowance to total non-performing loans held for investment	40.11%	42.45%
Allowance to total non-performing loans held for investment, excluding residential real estate loans	57.82%	64.80%

(1)

Purchased credit impaired loans of $100.8 million accounted for under ASC 310-30 as of March 31, 2015, primarily mortgage loans acquired from Doral in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2)

Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of March 31, 2015 of approximately $15.8 million, primarily related to loans acquired from Doral in the second quarter of 2014.

Table 9 - Non-Performing Assets by Geography
(In thousands)	March 31,	December 31,
	2015	2014
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$149,156	$156,361
Commercial mortgage	120,770	121,879
Commercial and Industrial	180,793	116,301
Construction	23,269	24,526
Finance leases	2,979	5,245
Consumer	30,003	35,286
Total non-performing loans held for investment	506,970	459,598

OREO	110,378	111,041
Other repossessed property	13,520	14,150
Total non-performing assets, excluding loans held for sale	$630,868	$584,789
Non-performing loans held for sale	14,583	14,636
Total non-performing assets, including loans held for sale (1)	$645,451	$599,425
Past-due loans 90 days and still accruing (2)	$176,432	$154,375

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$16,522	$15,483
Commercial mortgage	12,909	11,770
Commercial and Industrial	5,707	6,246
Construction	3,738	4,064
Consumer	549	887
Total non-performing loans held for investment	39,425	38,450

OREO	6,064	6,967
Other repossessed property	30	22
Total non-performing assets, excluding loans held for sale	$45,519	$45,439
Non-performing loans held for sale	40,005	40,005
Total non-performing assets, including loans held for sale	$85,524	$85,444
Past-due loans 90 days and still accruing	$2,004	$5,281

United States:
Non-performing loans held for investment:
Residential mortgage	$6,905	$8,863
Commercial mortgage	8,706	14,824
Commercial and Industrial	-	-
Construction	156	764
Consumer	1,382	1,397
Total non-performing loans held for investment	17,149	25,848

OREO	6,186	5,995
Other repossessed property	35	57
Total non-performing assets, excluding loans held for sale	$23,370	$31,900
Non-performing loans held for sale	-	-
Total non-performing assets, including loans held for sale	$23,370	$31,900
Past-due loans 90 days and still accruing	$207	$3,231

(1)

Purchased credit impaired loans of $100.8 million accounted for under ASC 310-30 as of March 31, 2015, primarily mortgage loans acquired from Doral in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2)

Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of March 31, 2015 of approximately $15.8 million, primarily related to loans acquired from Doral in the second quarter of 2014.

Table 10 - Allowance for Loan and Lease Losses	Quarter Ended
(Dollars in thousands)	March 31,	December 31,	March 31,
	2015	2014	2014

Allowance for loan and lease losses, beginning of period	$222,395	$225,434	$285,858
Provision for loan and lease losses	32,970	23,872	31,915
Net (charge-offs) recoveries of loans:
Residential mortgage	(5,094)	(6,522)	(6,353)
Commercial mortgage	(3,730)	(1,383)	(5,775)
Commercial and Industrial	(3,895)	(992)	(21,796)
Construction	(398)	680	(353)
Consumer and finance leases	(16,184)	(18,694)	(16,718)
Net charge-offs	(29,301)	(26,911)	(50,995)
Allowance for loan and lease losses, end of period	$226,064	$222,395	$266,778

Allowance for loan and lease losses to period end total loans held for investment	2.38%	2.40%	2.79%
Net charge-offs (annualized) to average loans outstanding during the period	1.25%	1.13%	2.11%
Provision for loan and lease losses to net charge-offs during the period	1.13x	0.89x	0.63x

Table 11 - Net Charge-Offs to Average Loans
	Quarter ended	Year ended
	March 31,	December 31,		December 31,		December 31,	December 31,
	2015 (annualized)	2014		2013		2012	2011

Residential mortgage	0.65%	0.85%		4.77%	(3)	1.32%	1.32%

Commercial mortgage	0.90%	0.84%		3.44%	(4)	1.41%	3.21%

Commercial and Industrial	0.63%	2.13%	(1)	3.52%	(5)	1.21%	1.57%

Construction	0.93%	2.76%		15.11%	(6)	10.49%	16.33%

Consumer and finance leases	3.30%	3.46%		2.76%		1.92%	2.33%

Total loans	1.25%	1.81%	(2)	4.01%	(7)	1.74%	2.68%

(1) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral in the second quarter of 2014. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral, was 1.95%.

(2) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral in the second quarter of 2014. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral, was 1.74%

(3) Includes net charge-offs totaling $99.0 million associated with the bulk loan sales. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales, was 1.13%.

(4) Includes net charge-offs totaling $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in the first quarter of 2013. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 0.45%.

(5) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets, was 2.04%.

(6) Includes net charge-offs totaling $34.2 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of construction loan net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 2.91%.

(7) Includes net charge-offs totaling $232.4 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 1.68%.

CONTACT:
First BanCorp.
John B. Pelling III, 305-577-6000 Ext. 162
Investor Relations Officer
john.pelling@firstbankpr.com